Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Olin Corporation:

We consent to the use of our report dated February 27, 2008, with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated in this Registration Statement (the “Registration Statement”) on Form S-3 and the related Prospectus (the “Prospectus”), and to the reference to our firm under the heading “Experts” in the Registration Statement and Prospectus.

Our report contains an explanatory paragraph that states “Management’s assessment of the effectiveness of internal control over financial reporting did not include consideration of the internal controls of Pioneer Companies, Inc. (Pioneer), which was acquired on August 31, 2007. Pioneer financial results are included in Olin Corporation’s consolidated financial statements and constituted total assets of $780.2 million at December 31, 2007 and $183.6 million of sales for the year then ended.  Our audit of internal control over financial reporting of Olin Corporation also excluded an evaluation of the internal control over financial reporting of Pioneer.” Our report also contains an explanatory paragraph that refers to Olin Corporation’s adoption of the provisions of Financial Accounting Standards Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, the adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment, in 2006, and the adoption of the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.

/s/ KPMG LLP

St. Louis, Missouri

December 12, 2008